UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 6, 2013

Date of Report (Date of earliest event reported)

CEPHEID

(Exact name of Registrant as specified in its charter)

California	000-30755	77-0441625
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer IdentificationNo.)

904 Caribbean Drive, Sunnyvale, CA 94089

(Address of principal executive offices) (Zip Code)

(408) 541-4191

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information set forth below under Item 5.02(c) regarding the Employment Agreement and the Change of Control Agreement (each as defined below) is hereby incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On May 6, 2013, Warren C. Kocmond, Jr., 53, commenced employment with Cepheid as its Executive Vice President, Global Operations. Mr. Kocmond most recently served as Vice President of Global Operations at Lam Research Corporation, a water fabrication equipment and services supplier, from February 2012 until April 2013, where he was responsible for globally dispersed operations including a multi-billion dollar supply chain. From August 2009 until October 2011, Mr. Kocmond served as Executive Vice President of Global Operations and Quality at Verigy, Ltd., now a wholly owned subsidiary of Advantest Corp., a provider of semiconductor automatic test equipment. Mr. Kocmond served as the Chief Operating Officer of Electroglas, Inc., a supplier of semiconductor manufacturing equipment and software, from May 2008 until February 2009 when he was promoted to Chief Executive Officer and served in that role until July 2009. Prior to that, from May 2007 until May 2008, Mr. Kocmond served as the Senior Vice President of Global Operations for Affymetrix, Inc., a manufacturer of DNA microarrays. Mr. Kocmond holds a B.S. in mechanical engineering from the University of Nevada, Reno, and an M.S. in systems management from the University of Southern California.

In connection with his employment, Mr. Kocmond and Cepheid entered into an offer letter (the “Employment Agreement”) and a change of control retention and severance agreement (the “Change of Control Agreement”).

Under the terms of the Employment Agreement, Mr. Kocmond will receive an annual base salary of $385,000 and will be eligible to participate in Cepheid’s regular health, insurance and benefit plans available to all employees. Under the terms of the Employment Agreement, Mr. Kocmond has a targeted 2013 cash bonus of 45% of his annual base salary under Cepheid’s 2013 incentive plan. In addition, Mr. Kocmond will receive (1) an option to purchase 75,000 shares of Cepheid’s common stock, with an exercise price equal to the closing fair market value of such common stock on his first day of employment, that will become vested and exercisable, subject to his continued employment, with respect to 18,750 of the shares on the one-year anniversary date of the date of grant, and with respect to an additional 1,562 shares each month thereafter, until such time as the option is vested and exercisable with respect to all of the shares, and (2) 8,333 restricted stock units (“RSUs”) that will become vested, subject to his continued employment, with respect to 2,084 of the shares on the one-year anniversary date of the date of grant, and with respect to an additional 520 shares on each three-month anniversary thereafter, until such time as all the RSUs are vested.

Mr. Kocmond will also be entitled to certain severance benefits under these agreements in the event of his termination. If his employment is terminated without Cause (as defined in the Employment Agreement) within twelve (12) months of his hire date, he will be entitled to a lump sum payment equal to six months of his then-current base salary. If his employment is terminated without Cause (as defined in the Change of Control Agreement) or he resigns within ninety (90) days following a Diminution of Responsibilities (as defined in the Change of Control Agreement), in either case within twelve (12) months of a Change of Control (as defined in the Change of Control Agreement), he will be entitled to a lump sum payment equal to eighteen months of his then-current base salary, all of his unvested equity grants will become vested and exercisable and he will receive a payment equal to 100% of the targeted incentive bonus amount for such year. Any benefits available under the Change of Control Agreement would be in lieu of, and not in addition to, payments available under the Employment Agreement. Any benefits available under either agreement are conditioned upon Mr. Kocmond’s execution of a general release in favor of Cepheid.

The description contained in this Item 5.02(c) of certain terms of the Employment Agreement and of the Change of Control Agreement is qualified in its entirety by reference to the full text of each such agreement, copies of which are attached hereto as Exhibit 10.01 and Exhibit 10.02, respectively.

On May 7, 2013, Cepheid issued a press release announcing the appointment of Mr. Kocmond. A copy of the press release is attached as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Title

10.01	Offer Letter by and between Cepheid and Warren C. Kocmond.

10.02	Change of Control Retention and Severance Agreement by and between Cepheid and Warren C. Kocmond.

99.01	Press release dated May 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPHEID

Date: May 7, 2013	By:	/s/ Andrew D. Miller
	Name:	Andrew D. Miller
	Title:	Executive Vice President, Chief Financial Officer

Exhibit List

Exhibit No.	Exhibit Title

10.01	Offer Letter by and between Cepheid and Warren C. Kocmond.

10.02	Change of Control Retention and Severance Agreement by and between Cepheid and Warren C. Kocmond.

99.01	Press release dated May 7, 2013.